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                                                                    Exhibit 23.6


                                 [Letterhead of
                    NationsBanc Montgomery Securities, Inc.]



           We hereby consent to the inclusion of the opinion letter of Montgomery Securities (our predecessor in interest) dated June 24, 1997 to the Board of Directors of Cable Car Beverage Corporation (the "Company") regarding the acquisition of the Company by Triarc Companies, Inc. ("Triarc") in Triarc's Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission on October 22, 1997, and to the references therein to our firm and to our opinion under the headings "The Proposed Merger and Related Matters--Background of the Merger," "--Cable Car's Reasons for the Merger; Recommendation of Cable Car's Board of Directors," "--Opinion of Financial Advisor to Cable Car" and "The Merger Agreement--Certain Representations and Warranties." In giving the foregoing consent, we do not admit and we hereby disclaim (i) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and (ii) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Very truly yours,



                                    NATIONSBANC MONTGOMERY SECURITIES, INC.


Dated:  October 21, 1997